SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*


                            ONYX Software Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    683402101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ ]   Rule 13d-1(b)

    [ ]   Rule 13d-(c)

    [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)










                               Page 1 of 14 Pages

----------------------------------------                                      ----------------------------------------
CUSIP NO. 683402101                                       13 G                           Page 2 of 14 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  Foundation Capital, L.P., A Delaware Limited Partnership  ("FC")
                  Tax ID Number:   94-3233429
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X}
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                  California
------------------------------------ -------- ------------------------------------------------------------------------
                                              SOLE VOTING POWER
         NUMBER OF SHARES            5        1,254,265 shares.
    BENEFICIALLY OWNED BY EACH
             REPORTING
            PERSON WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,254,265 shares.


                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,254,265
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                      [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.1%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                      ----------------------------------------
CUSIP NO. 683402101                                       13 G                           Page 3 of 14 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  Foundation Capital Entrepreneurs Fund, LLC, A Delaware Limited Liability Co. ("FCE")
                  Tax ID Number:   94-3241514
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                  California
------------------------------------ -------- ------------------------------------------------------------------------
         NUMBER OF SHARES            5        SOLE VOTING POWER
    BENEFICIALLY OWNED BY EACH                6,190 shares.
             REPORTING
            PERSON WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              6,190 shares.


                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       6,190
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                      [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    .1%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                      ----------------------------------------
CUSIP NO. 683402101                                       13 G                           Page 4 of 14 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  Foundation Capital Management, LLC., A Delaware Limited Liability Company ("FCM")
                  Tax ID Number:   94-3233430
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                  California
------------------------------------ -------- ------------------------------------------------------------------------
         NUMBER OF SHARES            5        SOLE VOTING POWER
    BENEFICIALLY OWNED BY EACH                1,260,455 shares.
             REPORTING
            PERSON WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,260,455 shares.


                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,260,455
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                      [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                      ----------------------------------------
CUSIP NO. 683402101                                       13 G                           Page 5 of 14 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  James C. Anderson  ("Anderson")
                  Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                  U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
         NUMBER OF SHARES            5        SOLE VOTING POWER
    BENEFICIALLY OWNED BY EACH                0 shares.
             REPORTING
            PERSON WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              1,272,523 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,272,523 shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,272,523
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                      [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.2 %
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                      ----------------------------------------
CUSIP NO. 683402101                                       13 G                           Page 6 of 14 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  William B. Elmore ("Elmore")
                  Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                  U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
         NUMBER OF SHARES            5        SOLE VOTING POWER
    BENEFICIALLY OWNED BY EACH                0 shares.
             REPORTING
            PERSON WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              1,366,350 shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,366,350 shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,366,350
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.8%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                      ----------------------------------------
CUSIP NO. 683402101                                       13 G                           Page 7 of 14 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  Kathryn C. Gould ("Gould")
                  Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                  U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
         NUMBER OF SHARES            5        SOLE VOTING POWER
    BENEFICIALLY OWNED BY EACH                0 shares.
             REPORTING
            PERSON WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              1,304,323 shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,304,323 shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,304,323
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.4%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                      ----------------------------------------
CUSIP NO. 683402101                                       13 G                           Page 8 of 14 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  Paul G. Koontz ("Koontz")
                  Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                  U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
         NUMBER OF SHARES            5        SOLE VOTING POWER
    BENEFICIALLY OWNED BY EACH                50,881 shares.
             REPORTING
            PERSON WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              1,260,455 shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              50,881
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,260,455 shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,311,336
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.5%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 9 of 14 Pages


ITEM 1(a). NAME OF ISSUER:

           ONYX Software Corporation


ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           3180 139th Avenue SE, Suite 500, Bellevue, Washington 98005-4091


ITEM 2(a). NAME OF PERSON FILING:

           This statement is filed by Foundation Capital, L.P., A Delaware Limited Partnership ("FC"), Foundation Capital Entrepreneurs Fund, LLC, A Delaware Limited Liability Company ("FCE"), Foundation Capital Management, LLC, A Delaware Limited Liability Company ("FCM"), James
           C. Anderson ("Anderson"), William B. Elmore ("Elmore"), Kathryn C. Gould ("Gould"), and Paul G. Koontz ("Koontz"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

           FCM is the general partner of FC and the manager of FCE, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by FC and FCE. Anderson, Elmore, Gould, and Koontz are managing members of FCM, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by FC and FCE.


ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

           C/O Foundation Capital, 70 Willow Road, Suite 200, Menlo Park,
           CA 94025


ITEM 2(c)  CITIZENSHIP:

           FC is a Delaware Limited Partnership, and FCE and FCM are Delaware Limited Liability Companies. Anderson, Elmore, Gould, and Koontz are United States citizens.


ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock
                                                              age 10 of 14 Pages


ITEM 2(e). CUSIP NUMBER:

           CUSIP # 683402101


ITEM 3.    Not Applicable


ITEM 4.    OWNERSHIP:

           The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

           (a)  Amount beneficially owned:

                See Row 9 of cover page for each Reporting Person.

           (b)  Percent of Class:

                See Row 11 of cover page for each Reporting Person.

           (c)  Number of shares as to which such person has:


                 (i)    Sole power to vote or to direct the vote:

                        See Row 5 of cover page for each Reporting Person.

                 (ii)   Shared power to vote or to direct the vote:

                        See Row 6 of cover page for each Reporting Person.

                 (iii)  Sole power to dispose or to direct the disposition of:

                        See Row 7 of cover page for each Reporting Person.

                 (iv)   Shared power to dispose or to direct the disposition of:

                        See Row 8 of cover page for each Reporting Person.

                                                             Page 11 of 14 Pages


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the
           following:   [ ]


ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           Under certain circumstances set forth in the limited partnership agreement of FC and the limited liability company agreements of FCE and FCM, the members and the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

           Not applicable


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

           Not applicable


ITEM 9.    NOTICE OF DISSOLUTION OF GROUP:

           Not applicable


ITEM 10.   CERTIFICATION:

           Not applicable

                                                             Page 12 of 14 Pages


                                   SIGNATURES

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 9, 2000





                                             /s/ James C. Anderson
                                        ----------------------------------------
                                        James C. Anderson


                                        /s/ William B. Elmore
                                        ----------------------------------------
                                        William B. Elmore,  individually  and on
                                        behalf of Foundation Capital Management,
                                        LLC in his capacity as a member thereof,
                                        and on behalf of Foundation Capital L.P.
                                        and  Foundation  Capital   Entrepreneurs
                                        Fund, LLC in his capacity as a member of
                                        Foundation Capital Management,  LLC, the
                                        general  partner of Foundation  Capital,
                                        L.P.  and  the  Manager  of   Foundation
                                        Capital Entrepreneurs Fund, LLC.



                                             /s/ Kathryn C. Gould
                                        ----------------------------------------
                                        Kathryn C. Gould


                                             /s/ Paul G. Koontz
                                        ----------------------------------------
                                        Paul G. Koontz

                                                             Page 13 of 14 Pages

                                  EXHIBIT INDEX


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                   14

                                                             Page 14 of 14 Pages


                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of ONYX Software Corporation shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 9, 2000





                                             /s/ James C. Anderson
                                        ----------------------------------------
                                        James C. Anderson


                                             /s/ William B. Elmore
                                        ----------------------------------------
                                        William B. Elmore,  individually  and on
                                        behalf of Foundation Capital Management,
                                        LLC in his capacity as a member thereof,
                                        and on behalf of Foundation Capital L.P.
                                        and  Foundation  Capital   Entrepreneurs
                                        Fund, LLC in his capacity as a member of
                                        Foundation Capital Management,  LLC, the
                                        general  partner of Foundation  Capital,
                                        L.P.  and  the  Manager  of   Foundation
                                        Capital Entrepreneurs Fund, LLC.



                                             /s/ Kathryn C. Gould
                                        ----------------------------------------
                                        Kathryn C. Gould


                                             /s/ Paul G. Koontz
                                        ----------------------------------------
                                        Paul G. Koontz